Exhibit 99.1
News Release
FIS Reports Fourth Quarter and Full-Year 2019 Results

•	Increases 2020 synergy targets for revenue and expense synergies by $50 million and $250 million, respectively

•	Increases total synergy targets for revenue and expense synergies by $50 million and $175 million, respectively

•	Provides first quarter and full-year 2020 guidance

JACKSONVILLE Fla., February 13, 2020 - FIS™ (NYSE:FIS), a global leader in financial services technology, today reported its fourth quarter and full-year 2019 results.

“2019 was a transformative year for FIS,” said Gary Norcross, FIS chairman, president and chief executive officer. “We closed the largest fintech acquisition of the year and exited 2019 well ahead of our Worldpay integration synergy schedule. Our record-setting new sales performance was underpinned by our ongoing investment in next-generation technology, and we are seeing significant cross sell gains from our expanded payments portfolio. These substantial accomplishments give us confidence in achieving our 2020 guidance.”

Fourth Quarter 2019
On a GAAP basis, revenue increased 54 percent to $3,341 million from $2,167 million in the prior year period, primarily driven by the July 31, 2019 acquisition of Worldpay, Inc. (Worldpay). Net earnings (loss) attributable to common stockholders was $(158) million or $(0.26) per diluted share.

On an adjusted basis, organic revenue growth grew to 7 percent over the prior year period. Adjusted EBITDA margin expanded by 470 basis points (bps) over the prior year to 44.6 percent, primarily driven by the acquisition of Worldpay and associated expense synergies. Adjusted net earnings was $977 million or $1.57 per diluted share.

($ millions, except per share data, unaudited)	Three Months Ended December 31,
			%	Organic
	2019	2018	Change	Growth
Revenue	$3,341	$2,167	54%	7%
Merchant Solutions	1,116	71	*	10%
Banking Solutions	1,556	1,474	6%	5%
Capital Market Solutions	669	622	8%	8%
Adjusted EBITDA	$1,490	$864	73%
Adjusted EBITDA Margin	44.6%	39.9%	470 bps
Net earnings (loss) attributable to FIS common stockholders (GAAP)	$(158)	$299	*
Diluted EPS (GAAP)	$(0.26)	$0.91	*
Adjusted net earnings	$977	$526	86%
Adjusted EPS	$1.57	$1.60	(2)%
* Indicates comparison not meaningful

Full-Year 2019
On a GAAP basis, revenue increased 23 percent to $10,333 million from $8,423 million in the prior year, primarily driven by the July 31, 2019 acquisition of Worldpay. Net earnings attributable to common stockholders was $298 million or $0.66 per diluted share.

On an adjusted basis, organic revenue growth was 6 percent over the prior year. Adjusted EBITDA margin expanded 350 basis points over the prior year period to 40.7 percent, primarily driven by the acquisition of Worldpay and associated expense synergies. Adjusted net earnings was $2,530 million or $5.61 per diluted share.

($ millions, except per share data, unaudited)	Twelve Months Ended December 31,
			%	Organic
	2019	2018	Change	Growth
Revenue	$10,333	$8,423	23%	6%
Merchant Solutions	2,013	276	*	9%
Banking Solutions	5,873	5,712	3%	6%
Capital Market Solutions	2,447	2,391	2%	3%
Corporate and Other	0	44	*	*
Adjusted EBITDA	$4,204	$3,133	34%
Adjusted EBITDA Margin	40.7%	37.2%	350 bps
Net earnings attributable to FIS common stockholders (GAAP)	$298	$846	*
Diluted EPS (GAAP)	$0.66	$2.55	*
Adjusted net earnings	$2,530	$1,737	46%
Adjusted EPS	$5.61	$5.23	7%
* Indicates comparison not meaningful

Segment Information

•	Merchant Solutions:
Fourth quarter 2019 GAAP revenue increased significantly to $1,116 million as compared to $71 million in the prior year period, primarily reflecting the Worldpay acquisition. Organic revenue growth was 10 percent over the prior year period, primarily driven by ongoing growth in global eCommerce and integrated payments. Adjusted EBITDA margin was 52.4 percent.

Full-year 2019 GAAP revenue increased significantly to $2,013 million as compared to $276 million in the prior year, primarily reflecting the Worldpay acquisition. Organic revenue growth was 9 percent over the prior year, and Adjusted EBITDA margin was 49.4 percent.

•	Banking Solutions:
Fourth quarter GAAP revenue increased 6 percent to $1,556 million as compared to $1,474 million in the prior year period. Organic revenue growth was 5 percent over the prior year period, primarily driven by increased volume and new sales. Adjusted EBITDA margin was 43.8 percent.

Full-year 2019 GAAP revenue increased 3 percent to $5,873 million as compared to $5,712 million in the prior year. Organic revenue growth was 6 percent over the prior year, and Adjusted EBITDA margin was 41.8 percent.

•	Capital Market Solutions:
Fourth quarter GAAP revenue increased 8 percent to $669 million as compared to $622 million in the prior year period. Organic revenue growth was 8 percent over the prior year period, primarily driven by improved recurring revenue growth trends and license sales. Adjusted EBITDA margin was 50.6 percent.

Full-year 2019 GAAP revenue increased 2 percent to $2,447 million as compared to $2,391 million in the prior year. Organic revenue growth was 3 percent over the prior year, and Adjusted EBITDA margin was 46.1 percent.

Integration Update
FIS continued to realize revenue and expense synergies during the fourth quarter of 2019. Teams across the combined Company continue to execute on synergy workflows and to identify additional opportunities for both revenue and cost synergies.

The Company achieved annual run-rate synergies exiting the fourth quarter 2019 as follows:

•	Revenue synergies of $80 million

•	Expense synergies of $465 million, inclusive of $275 million interest expense savings

The Company is increasing its 2020 annual run-rate synergy targets and now expects to achieve the following by the end of the year:

•	Revenue synergies of $200 million, an increase of $50 million

•	Expense synergies of $600 million, an increase of $250 million

The Company is also increasing its total annual run-rate synergy targets and now expects to achieve the following by the end of 2022:

•	Revenue synergies of $550 million, an increase of $50 million

•	Expense synergies of $675 million, an increase of $175 million

Virtus Partners Acquisition
FIS recently closed the acquisition of a majority interest in Virtus Partners, a provider of high value managed services and technology to the credit and loan market. This tuck-in acquisition is expected to accelerate the organic revenue growth of the Capital Market Solutions segment by enabling a more robust offering to both buy-side and sell-side market participants in the middle- and back-office. The Virtus acquisition does not change the Company’s prior expectation to reduce leverage to approximately 2.7x by the end of the year 2020 and is not expected to have a material impact on consolidated organic revenue growth.

Balance Sheet and Cash Flows
As of December 31, 2019, cash and cash equivalents totaled $1,152 million, and debt outstanding totaled $20,192 million with an effective weighted average interest rate of 1.7 percent. Net cash provided by operating activities was $670 million, and free cash flow was $812 million in the quarter. FIS paid dividends of $215 million in the quarter.

First Quarter and Full-Year 2020 GAAP Guidance

($ millions, except share data)	Q1 2020	FY 2020
Revenue	$3,180 - $3,210	$13,550 - $13,675
Diluted EPS	$(0.15) - $0.00	$0.50 - 1.30

First Quarter and Full-Year 2020 Non-GAAP Guidance

($ millions, except share data)	Q1 2020	FY 2020
Revenue (GAAP)	$3,180 - $3,210	$13,550 - $13,675
Adjusted EPS	$1.30 - $1.34	$6.17 - $6.35

Webcast
FIS will sponsor a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EST) Thursday, February 13, 2020. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our over 55,000 people are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a Fortune 500® company and is a member of Standard & Poor’s 500® Index.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

FIS Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.
These non-GAAP measures include adjusted revenue, constant currency revenue, organic revenue increase/decrease, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings (including per share amounts), adjusted cash flows from operations and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.
We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency and organic revenue increase/decrease measures adjust for the effects of exchange rate fluctuations, while organic revenue increase/decrease also adjusts for acquisitions and divestitures, giving investors further insight into our performance. Finally, the non-GAAP cash flow measures provide further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.
Adjusted revenue consists of revenue, increased to reverse the purchase accounting deferred revenue adjustment made upon the acquisition of SunGard. The deferred revenue adjustment represents revenue that would have been recognized in the normal course of business by SunGard under GAAP but was not recognized due to GAAP purchase accounting adjustments. The deferred revenue adjustment in purchase accounting was made entirely in the Corporate and Other segment; reported GAAP results for the other operating segments are not affected by this adjustment and, therefore, no adjusted revenue is presented for these segments.

Constant currency revenue represents (i) adjusted revenue, as defined above, in respect of the consolidated results and the Corporate and Other segment and (ii) reported revenue in respect of the other operating segments, in each case excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the current period compared to an adjusted revenue base for the prior period, which is further adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS.

EBITDA reflects earnings from continuing operations before interest, taxes, depreciation and amortization.

Adjusted EBITDA is EBITDA, as defined above, excluding certain costs and other transactions which management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA divided by adjusted revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes the impact of acquisition-related purchase accounting amortization and equity method investment earnings (loss), both of which are recurring.

Adjusted net earnings per diluted share, or Adjusted EPS, reflects adjusted net earnings from continuing operations divided by weighted average diluted shares outstanding.

Adjusted cash flows from operations reflect net cash provided by operating activities adjusted for the net change in settlement assets and obligations and exclude certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows.

Free cash flow reflects adjusted cash flows from operations less capital expenditures. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the specific adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements
This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings guidance of the Company, projected revenue or expense synergies, business and market conditions, outlook, foreign currency exchange rates, expected dividends and share repurchases, the Company’s sales pipeline and anticipated profitability and growth, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, are forward-looking statements. These statements relate to future events and our future results, and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Any statements that refer to beliefs, expectations, projections or other characterizations of future events or circumstances and other statements that are not historical facts are forward-looking statements.

Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties that forward-looking statements are subject to include the following, without limitation:

•	the risk that the Worldpay transaction will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the risk that the integration of FIS and Worldpay will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the Worldpay transaction, or of the loss of key employees;

•	the fact that unforeseen liabilities of FIS or Worldpay may exist;

•	the risk that other acquired businesses will not be integrated successfully, or that the integration will be more costly or more time-consuming and complex than anticipated;

•	the risk that cost savings and other synergies anticipated to be realized from other acquisitions may not be fully realized or may take longer to realize than expected;

•	the risks of doing business internationally;

•
changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, pandemics, changes in either or both the United States and international lending, capital and financial markets, and currency fluctuations;

•
the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;

•
the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;

•	changes in the growth rates of the markets for our solutions;

•	failures to adapt our solutions to changes in technology or in the marketplace;

•
internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;

•
the risk that implementation of software (including software updates) for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;

•	the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;

•
competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;

•	the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;

•	an operational or natural disaster at one of our major operations centers;

•	failure to comply with applicable requirements of payment networks or changes in those requirements;

•	fraud by merchants or bad actors; and

•
other risks detailed in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, in our quarterly reports on Form 10-Q and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	Nathan Rozof, CFA, 866.254.4811
Chief Marketing Officer	Executive Vice President
FIS Global Marketing and Corporate Communications	FIS Corporate Finance and Investor Relations
Ellyn.Raftery@fisglobal.com	Nathan.Rozof@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
February 13, 2020

Exhibit A	Condensed Consolidated Statements of Earnings - Unaudited for the three months and years ended December 31, 2019 and 2018

Exhibit B	Condensed Consolidated Balance Sheets - Unaudited as of December 31, 2019 and 2018

Exhibit C	Condensed Consolidated Statements of Cash Flows - Unaudited for the years ended December 31, 2019 and 2018

Exhibit D	Supplemental Non-GAAP Financial Information - Unaudited for the three months and years ended December 31, 2019 and 2018

Exhibit E	Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three months and years ended December 31, 2019 and 2018

Exhibit F	Supplemental GAAP to Non-GAAP Reconciliations on Guidance - Unaudited for the year ended December 31, 2020

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — UNAUDITED
(In millions, except per share amounts)

Exhibit A

	Three months ended		Years ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$3,341	$2,167	$10,333	$8,423
Cost of revenue	1,986	1,377	6,610	5,569
Gross profit	1,355	790	3,723	2,854
Selling, general and administrative expenses	1,232	321	2,667	1,301
Asset impairments	—	—	87	95
Operating income	123	469	969	1,458
Other income (expense):
Interest expense, net	(95)	(72)	(337)	(297)
Other income (expense), net	(211)	3	(219)	(57)
Total other income (expense), net	(306)	(69)	(556)	(354)
Earnings (loss) before income taxes and equity method investment earnings (loss)	(183)	400	413	1,104
Provision (benefit) for income taxes	(19)	85	100	208
Equity method investment earnings (loss)	7	(4)	(10)	(15)
Net earnings (loss)	(157)	311	303	881
Net (earnings) loss attributable to noncontrolling interest	(1)	(12)	(5)	(35)
Net earnings (loss) attributable to FIS common stockholders	$(158)	$299	$298	$846

Net earnings (loss) per share-basic attributable to FIS common stockholders	$(0.26)	$0.92	$0.67	$2.58
Weighted average shares outstanding-basic	614	326	445	328
Net earnings (loss) per share-diluted attributable to FIS common stockholders	$(0.26)	$0.91	$0.66	$2.55
Weighted average shares outstanding-diluted	614	329	451	332

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$1,152	$703
Settlement deposits and merchant float	2,882	700
Trade receivables, net	3,242	1,472
Contract assets	124	123
Settlement receivables	647	281
Other receivables	337	166
Prepaid expenses and other current assets	308	288
Total current assets	8,692	3,733
Property and equipment, net	900	587
Goodwill	52,242	13,545
Intangible assets, net	15,798	3,132
Software, net	3,204	1,795
Other noncurrent assets	2,303	503
Deferred contract costs, net	667	475
Total assets	$83,806	$23,770

Liabilities and Equity
Current liabilities:
Accounts payable, accrued and other liabilities	$2,374	$1,099
Settlement payables	4,228	972
Deferred revenue	817	739
Short-term borrowings	2,823	267
Current portion of long-term debt	140	48
Total current liabilities	10,382	3,125
Long-term debt, excluding current portion	17,229	8,670
Deferred income taxes	4,281	1,360
Other noncurrent liabilities	2,406	326
Deferred revenue	52	67
Total liabilities	34,350	13,548
Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	4
Additional paid in capital	45,358	10,800
Retained earnings	4,161	4,528
Accumulated other comprehensive earnings (loss)	(33)	(430)
Treasury stock, at cost	(52)	(4,687)
Total FIS stockholders’ equity	49,440	10,215
Noncontrolling interest	16	7
Total equity	49,456	10,222
Total liabilities and equity	$83,806	$23,770

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Years ended December 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$303	$881
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,444	1,420
Amortization of debt issue costs	24	17
Acquisition-related financing foreign exchange	(125)	—
Asset impairments	87	95
Loss on sale of businesses, investments and other	18	50
Loss on extinguishment of debt	217	1
Stock-based compensation	402	84
Deferred income taxes	(109)	(116)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	(161)	78
Contract assets	17	(20)
Settlement activity	(165)	9
Prepaid expenses and other assets	(129)	4
Deferred contract costs	(379)	(248)
Deferred revenue	40	(100)
Accounts payable, accrued liabilities and other liabilities	(74)	(162)
Net cash provided by operating activities	2,410	1,993

Cash flows from investing activities:
Additions to property and equipment	(200)	(127)
Additions to software	(628)	(495)
Acquisitions, net of cash acquired	(6,632)	—
Net proceeds from sale of businesses and investments	49	(16)
Other investing activities, net	(90)	(30)
Net cash provided by (used in) investing activities	(7,501)	(668)

Cash flows from financing activities:
Borrowings	33,352	26,371
Repayment of borrowings and other financing obligations	(24,672)	(26,148)
Debt issuance costs	(101)	(30)
Proceeds from exercise of stock options	161	288
Treasury stock activity	(453)	(1,255)
Dividends paid	(656)	(421)
Distribution to Brazilian Venture partner	—	(26)
Other financing activities, net	(50)	(15)
Net cash provided by (used in) financing activities	7,581	(1,236)

Effect of foreign currency exchange rate changes on cash	18	(51)
Net increase (decrease) in cash and cash equivalents	2,508	38
Cash and cash equivalents, at beginning of period	703	665
Cash and cash equivalents, at end of period	$3,211	$703

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION — UNAUDITED
(In millions)

					Exhibit D

	Year ended December 31, 2018
			Capital
	Merchant	Banking	Market	Corporate
	Solutions	Solutions	Solutions	and Other	Consolidated
Revenue	$276	$5,712	$2,391	$44	$8,423
Non-GAAP adjustments:
Acquisition deferred revenue adjustment (1)	—	—	—	4	4
Adjusted revenue	$276	$5,712	$2,391	$48	$8,427

(1)	See note (4) to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED
(In millions)

						Exhibit D (continued)

	Three months ended December 31,
	2019			2018
			Constant
			Currency		In Year	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustments (1)	Base	Growth
Merchant Solutions	$1,116	$2	$1,118	$71	$949	$1,020	10%
Banking Solutions	1,556	4	1,561	1,474	19	1,493	5%
Capital Market Solutions	669	1	670	622	—	622	8%
Total	$3,341	$7	$3,348	$2,167	$968	$3,135	7%

	Years ended December 31,
	2019			2018
			Constant
			Currency	Adjusted	In Year	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustments (1)	Base	Growth
Merchant Solutions	$2,013	$13	$2,025	$276	$1,575	$1,851	9%
Banking Solutions	5,873	37	5,910	5,712	(112)	5,600	6%
Capital Market Solutions	2,447	20	2,467	2,391	(1)	2,390	3%
Corporate and Other	—	—	—	48	(48)	—	—%
Total	$10,333	$70	$10,403	$8,427	$1,414	$9,841	6%

Amounts in table may not sum or calculate due to rounding.

(1)
In year adjustments primarily include adding revenue from the Worldpay acquisition and removing revenue from the Certegy Check Services business unit in North America, the Reliance Trust Company of Delaware and the Kingstar divestitures and the unwinding of the Brazilian Venture.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit D (continued)

	Three months ended	Year ended
	December 31, 2019	December 31, 2019
Net cash provided by operating activities	$670	$2,410
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	96	356
Tax payments on divestitures (2)	—	10
Settlement activity	330	165
Adjusted cash flows from operations	1,096	2,941
Capital expenditures	(284)	(828)
Free cash flow	$812	$2,113

	Three months ended	Year ended
	December 31, 2018	December 31, 2018
Net cash provided by operating activities	$705	$1,993
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	19	96
Tax payments on divestitures (2)	—	24
Settlement activity	(15)	(9)
Adjusted cash flows from operations	709	2,104
Capital expenditures	(158)	(622)
Free cash flow	$551	$1,482

Free cash flow reflects adjusted cash flows from operations less capital expenditures. Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

(1)
Adjusted cash flows from operations and free cash flow for the three months and years ended December 31, 2019 and 2018 exclude cash payments for certain acquisition, integration and other costs, net of related tax impact. The related tax impact totaled $22 million and $3 million for the three months and $73 million and $22 million for years ended December 31, 2019 and 2018, respectively.

(2)
Adjusted cash flows from operations and free cash flow exclude tax payments made in 2019 related to the sale of Reliance Trust Company of Delaware and the unwinding of the Brazilian Venture recognized during 2018. Adjusted cash flows from operations and free cash flow exclude tax payments made in 2018 related to the sale of Capco consulting business and risk and compliance consulting business recognized during 2017.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E

	Three months ended		Years ended
	December 31,		December 31,
	2019	2018	2019	2018

Net earnings (loss) attributable to FIS common stockholders	$(158)	$299	$298	$846
Provision (benefit) for income taxes	(19)	85	100	208
Interest expense, net	95	72	337	297
Other, net	205	13	234	107

Operating income, as reported	123	469	969	1,458
Depreciation and amortization, excluding purchase accounting amortization	217	178	809	688
Non-GAAP adjustments:
Purchase accounting amortization (1)	740	183	1,635	732
Acquisition, integration and other costs (2)	410	34	704	156
Asset impairments (3)	—	—	87	95
Acquisition deferred revenue adjustment (4)	—	—	—	4
Adjusted EBITDA	$1,490	$864	$4,204	$3,133

See notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

	Three months ended		Years ended
	December 31,		December 31,
	2019	2018	2019	2018

Earnings (loss) before income taxes and equity method investment earnings (loss)	$(183)	$400	$413	$1,104
Provision (benefit) for income taxes	(19)	85	100	208
Equity method investment earnings (loss)	7	(4)	(10)	(15)
Net (earnings) loss attributable to noncontrolling interest	(1)	(12)	(5)	(35)
Net earnings (loss) attributable to FIS common stockholders	(158)	299	298	846
Non-GAAP adjustments:
Purchase accounting amortization (1)	740	183	1,635	732
Acquisition, integration and other costs (2)	410	34	768	156
Asset impairments (3)	—	—	87	95
Acquisition deferred revenue adjustment (4)	—	—	—	4
Loss (gain) on sale of businesses and investments (5)	—	3	6	56
Debt financing activities (6)	—	—	98	1
Non-operating (income) expense (7)	211	—	47	—
Equity method investment (earnings) loss (8)	(7)	4	10	15
(Provision) benefit for income taxes on non-GAAP adjustments	(219)	3	(419)	(168)
Total non-GAAP adjustments	1,135	227	2,232	891
Adjusted net earnings, net of tax	$977	$526	$2,530	$1,737

Net earnings (loss) per share-diluted attributable to FIS common stockholders	$(0.26)	$0.91	$0.66	$2.55
Non-GAAP adjustments:
Purchase accounting amortization (1)	1.19	0.56	3.63	2.20
Acquisition, integration and other costs (2)	0.66	0.10	1.70	0.47
Asset impairments (3)	—	—	0.19	0.29
Acquisition deferred revenue adjustment (4)	—	—	—	0.01
Loss (gain) on sale of businesses and investments (5)	—	0.01	0.01	0.17
Debt financing activities (6)	—	—	0.22	—
Non-operating (income) expense (7)	0.34	—	0.10	—
Equity method investment (earnings) loss (8)	(0.01)	0.01	0.02	0.05
(Provision) benefit for income taxes on non-GAAP adjustments	(0.35)	0.01	(0.93)	(0.51)
Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.57	$1.60	$5.61	$5.23
Weighted average shares outstanding-diluted (9)	623	329	451	332

Amounts in table may not sum or calculate due to rounding.

See notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three months and years ended December 31, 2019 and 2018.

The adjustments are as follows:

(1)
This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, trademarks and tradenames, and technology assets. The Company has excluded the impact of this amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)
This item represents acquisition and integration costs primarily related to the acquisition of Worldpay and certain other costs including those associated with data center consolidation activities of $20 million for the three months and $70 million for the year ended December 31, 2019, respectively. For the 2018 periods, this item represents acquisition and integration costs primarily related to the SunGard acquisition and certain other costs including those associated with data center consolidation activities of $17 million for the three months and $26 million for the year ended December 31, 2018.

(3)
For the year ended December 31, 2019, this item primarily represents asset impairments for certain software resulting from the Company's net realizable value analysis. For the year ended December 31, 2018, this item represents asset impairments for assets held for sale prior to being transferred to Banco Bradesco upon closing of the agreement to unwind the Brazilian Venture as well as impairments of the goodwill and contract intangible asset associated with the Brazilian Venture.

(4)
This item represents the impact of the purchase accounting adjustment to reduce SunGard's deferred revenues to estimated fair value, determined as fulfillment cost plus a normal profit margin. The deferred revenue adjustment represents revenue that would have been recognized in the normal course of business by SunGard under GAAP if the acquisition had not occurred, but was not recognized due to GAAP purchase accounting requirements. The year ended December 31, 2018 was the final year impacted by this purchase accounting adjustment.

(5)	This item represents the net pre-tax loss (gain) on sale of businesses and investments during the three months ended December 31, 2018 and the years ended December 31, 2019 and 2018.

(6)
This item primarily represents the non-cash foreign currency loss on non-hedged Euro- and Pound Sterling-denominated notes during the three months ended June 30, 2019 to finance the Worldpay acquisition. For the year ended December 31, 2018, this item represents the write-off of previously capitalized debt issuance costs and the payment of a bond premium associated with the early redemption of our senior notes due October 2018 during June 2018.

(7)
Non-operating income (expense) primarily consists of other income and expense items outside of the Company's operating activities. For the three months ended December 31, 2019, this item primarily represents a pre-tax charge of approximately $217 million in tender premiums and fees as well as the write-off of previously capitalized debt issuance costs on the early redemption of approximately $3.0 billion in aggregate principal of our senior notes. The year ended December 31, 2019 also includes the non-cash foreign currency gain on non-hedged Euro- and Pound Sterling-denominated notes to finance the Worldpay acquisition.

(8)	This item represents our equity method investment earnings or loss and is predominantly due to our equity ownership interest in Cardinal Holdings, LP.

(9)
For the three months ended December 31, 2019, Adjusted net earnings is a gain, while the corresponding GAAP amount for the period is a loss. As a result, in calculating Adjusted net earnings per share-diluted for this period, the weighted average shares outstanding-diluted amount of approximately 623 million shares that we use in the calculation includes approximately 9 million shares that in accordance with GAAP are excluded from the calculation of the GAAP Net loss per share-diluted for the period, due to their anti-dilutive impact.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS ON GUIDANCE — UNAUDITED

Exhibit F

	Three months Ended		Year ended
	March 31, 2020		December 31, 2020
	Low	High	Low	High

Net earnings per share-diluted attributable to FIS common stockholders	$(0.15)	$—	$0.50	$1.30

Estimated adjustments (1)	1.45	1.34	5.67	5.05

Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.30	$1.34	$6.17	$6.35

(1)	Estimated adjustments include purchase accounting amortization, acquisition, integration and other costs, equity method investment earnings (loss) and other items, net of tax impact.